Exhibit 5.1
July 28, 2016
FalconStor Software, Inc.
2 Huntington Quadrangle
Suite 2S01
Melville, New York 11747

Re:    Registration Statement on Form S-8
Ladies and Gentlemen:
We have acted as counsel to FalconStor Software, Inc., a Delaware corporation (the “Company”), in connection with the filing of its registration statement on Form S-8 (the “Registration Statement”) relating to the registration of 20,330,000 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”) issuable pursuant to the terms and in the manner set forth in the Company’s 2016 Outside Directors Equity Compensation Plan and 2016 Incentive Stock Plan (collectively, the “Plans”).
This opinion letter is being delivered at the request of the Company and in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated by the Securities and Exchange Commission.
We advise you that we have examined originals or copies certified or otherwise identified to our satisfaction of the Registration Statement, the Plans, the Restated Certificate of Incorporation and By-laws, each as amended, and corporate proceedings of the Company, and such other documents, instruments and certificates of officers and representatives of the Company and of public officials, and we have made such examination of law, as we have deemed appropriate as the basis for the opinion hereinafter expressed. In making such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity and completeness of documents submitted to us as originals, the conformity to original documents of documents submitted to us as certified or photostatic copies, and the authenticity and completeness of the originals of such latter documents.
Based upon the foregoing, we are of the opinion that the Shares to be issued under the Plans, when issued pursuant to the terms and in the manner set forth in the Plans, will be duly and validly issued, fully paid and non-assessable.
We are members of the Bar of the State of New York. We express no opinion as to the effects of any laws, statutes, regulations or ordinances other than the laws of the States of New York and Delaware and the federal laws of the United States of America as in effect on the date of this letter, and we are expressing no opinion as to the effect of the laws of any other jurisdiction or as of any later date.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby concede that our firm is within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

OLSHAN FROME WOLOSKY LLP